Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin	Daryl Messinger
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-999-2361
650-517-8472	daryl@weisscommpartners.com
nestrin@nuvelo.com

JAMES R. GAVIN III, M.D., PH.D., JOINS NUVELO BOARD OF DIRECTORS

—Chairman Emeritus, George Rathmann, Ph.D., Retires from Board—

SAN CARLOS, Calif., May 24, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced the appointment of James R. Gavin III, M.D., Ph.D., to its board of directors. Dr. Gavin currently serves as a clinical professor of medicine at Emory University School of Medicine, executive vice president for clinical affairs at Healing Our Village, LLC and interim president and CEO for MicroIslet, Inc.

George B. Rathmann, Ph.D., will retire from the board effective today but will retain the position of chairman emeritus. Dr. Rathmann joined Nuvelo as chairman of the board of directors in February 2000. He also briefly assumed the role of president and CEO until Dr. Love, whom Dr. Rathmann recruited, assumed the role in 2001. In September 2005, Dr. Rathmann became chairman emeritus in recognition of his instrumental role and years of guidance and service to the company. “George’s contributions to Nuvelo have been invaluable to the growth and direction of the company,” said Ted W. Love, M.D., chairman and CEO of Nuvelo. “He has played a vital role in our success, and he will be missed by the board and staff at Nuvelo. However, we look forward to continuing to benefit from his insights as he remains chairman emeritus.”

“We are pleased to welcome Dr. Gavin to our board of directors,” said Dr. Love. “He brings with him an impressive background in basic science and medicine with a legacy of broad contributions to medical advances and public health.”

Dr. Gavin served as president of the Morehouse School of Medicine from 2002 to 2004, was director of the Howard Hughes Medical Institute (HHMI)-National Institutes of Health Research Scholars Program from 2000 to 2002 and senior scientific officer at the HHMI from 1991 to 2002. Before joining the senior staff of HHMI, he was professor and chief of the Diabetes Section, acting chief of the Section on Endocrinology, Metabolism and Hypertension, and the William K. Warren professor for Diabetes Studies at the University of Oklahoma Health Sciences Center in Oklahoma City, Oklahoma. He previously served as associate professor of Medicine at Washington University School of Medicine in St. Louis, Missouri, and was a lieutenant commander in the U.S. Public Health Service (USPHS). He continues to serve as a reserve officer in the USPHS.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

Dr. Gavin is a past president of the American Diabetes Association and recently served as chairman of the National Diabetes Education Program. He is currently chairman of the Data Safety Monitoring Board for the VA Cooperative Diabetes Study and serves on the boards of Baxter International Inc., Amylin Pharmaceuticals, Inc. and MicroIslet, Inc. Dr. Gavin holds a doctorate in biochemistry from Emory University and a medical degree from the Duke University School of Medicine.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in four Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex in Phase 2 clinical development for acute coronary syndromes; and a thrombin inhibiting aptamer for anticoagulation during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com